SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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☒	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
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☐	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

BRE PROPERTIES, INC.

(Name of Registrant as Specified In Its Charter)

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BRE PROPERTIES, INC.

44 Montgomery Street, 36th Floor

San Francisco, CA 94104-4809

March 25, 2005

Dear Shareholder:

It is a pleasure to invite you to attend our Annual Meeting of Shareholders to be held on Thursday, May 19, 2005, at 10:00 a.m. Pacific daylight time, at the Pan Pacific Hotel, 500 Post Street, San Francisco, California.

This booklet includes the notice of meeting and proxy statement, which contain information about the formal business to be acted on by shareholders. The Annual Meeting will also feature a report on the operations of your Company, followed by a question and discussion period. After the Annual Meeting, you will have the opportunity to speak informally with the directors and officers.

At the Annual Meeting, you will be asked to vote on: (i) the election of seven Directors whose term of office expires at the Annual Meeting to serve until the next annual meeting of shareholders of the Company, and until their respective successors are duly elected and qualified, (ii) the approval of an amendment to the Company’s Articles of Incorporation to increase the total number of shares of preferred stock which we have the authority to issue from ten million (10,000,000) shares to twenty million (20,000,000) shares, (iii) ratifying the appointment of Ernst & Young LLP as independent auditors of the Company, and (iv) such other matters as may properly come before the Annual Meeting or any adjournment or postponement thereof.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE SEVEN DIRECTOR NOMINEES PROPOSED IN THE ENCLOSED PROXY STATEMENT, VOTE “FOR” THE AMENDMENT TO THE ARTICLES OF INCORPORATION, AND VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS OF THE COMPANY.

It is important that your shares be voted whether or not you plan to be present at the Annual Meeting. Please complete, sign, date and return the enclosed form of proxy promptly, or you may utilize our telephone or Internet proxy authorization procedures, as more fully described in the Proxy Statement and in the enclosed proxy card. If you attend the Annual Meeting and wish to vote your shares personally, you may revoke any previously executed proxy.

Please vote promptly, and we look forward to seeing you at the Annual Meeting.

Sincerely,

BRE PROPERTIES, INC.

Constance B. Moore
President & Chief Executive Officer

BRE PROPERTIES, INC.

Notice of Annual Meeting of Shareholders

Notice is hereby given that the Annual Meeting of Shareholders of BRE Properties, Inc., a Maryland corporation, will be held on Thursday, May 19, 2005, at 10:00 a.m. Pacific Daylight Time, at the Pan Pacific Hotel, 500 Post Street, San Francisco, California, for the following purposes:

1.	To elect seven Directors whose term of office expires at the Annual Meeting, to serve until the next annual meeting of shareholders of the Company to be held in calendar year 2006, and until their respective successors are duly elected and shall qualify;

2.	To consider and vote upon an amendment to the Company’s Articles of Incorporation to increase the total number of shares of preferred stock which we have the authority to issue from ten million (10,000,000) shares to twenty million (20,000,000) shares. A copy of the proposed Articles of Amendment is attached as Annex A to the proxy statement accompanying this notice;

3.	To ratify the appointment of Ernst & Young LLP as independent auditors of the Company; and

4.	To transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

Shareholders of record of the Company’s Common Stock at the close of business on March 15, 2005 are entitled to notice of and to vote at the annual meeting. A list of shareholders entitled to vote at the annual meeting will be available for examination by any shareholder for any purpose germane to the meeting at BRE’s executive offices, 44 Montgomery Street, 36th Floor, San Francisco, CA 94104, during normal business hours during the ten days prior to the annual meeting. The list of shareholders will also be available for inspection at the annual meeting.

By Order of the Board of Directors

EDWARD F. LANGE, JR.
Secretary

Dated: March 25, 2005

BRE PROPERTIES, INC.

44 Montgomery Street, 36th Floor

San Francisco, CA 94104-4809

Telephone: (415) 445-6530

Facsimile: (415) 445-6505

Dated: March 25, 2005

PROXY STATEMENT

Annual Meeting of Shareholders

The enclosed proxy is solicited by the Board of Directors of BRE Properties, Inc., a Maryland corporation, for use at the Annual Meeting of Shareholders of BRE to be held on Thursday, May 19, 2005, at 10:00 a.m. Pacific Daylight Time, at the Pan Pacific Hotel, 500 Post Street, San Francisco, California. Holders of record of BRE’s common stock at the close of business on the record date for the meeting, March 15, 2005, are entitled to notice of and to vote at the Annual Meeting. On the record date, there were 50,772,862 shares of common stock outstanding, each entitled to one vote at the Annual Meeting.

The cost of soliciting proxies will be borne by BRE. Directors, officers and employees of BRE may also, without additional compensation, solicit proxies by mail, personal interview, telephone and telecopy. This Proxy Statement and the enclosed proxy card are scheduled to be mailed to shareholders commencing on or about April 15, 2005.

BRE will request banks, brokerage houses and other institutions, nominees and fiduciaries to forward the soliciting material to the beneficial owners of shares and to obtain authorization for the execution of proxies. We will, upon request, reimburse banks, brokerage houses and other institutions, nominees and fiduciaries for their reasonable expenses in forwarding proxy materials to the beneficial owners. If a shareholder is a participant in our Direct Stock Purchase and Dividend Reinvestment Plan, the proxy card represents a voting instruction as to the number of full shares in the plan account, as well as any shares held of record by the shareholder.

In lieu of mailing the proxy card in the postage-paid envelope provided, shareholders of record can authorize the proxies to vote their shares by calling the toll-free telephone number or by accessing the Internet voting website set forth on the enclosed proxy card. The telephone and Internet proxy authorization procedures are designed to authenticate shareholders by use of a control number on your proxy card. The procedures allow shareholders to authorize the proxies to vote their shares and to confirm that their instructions have been properly recorded. Specific instructions to be followed by any shareholder of record interested in voting by telephone or Internet are set forth on the enclosed proxy card.

All proxies properly authorized or delivered pursuant to this solicitation and not revoked will be voted at the Annual Meeting as specified in such proxies. Votes at the Annual Meeting will be tabulated by one or more independent inspectors of election appointed by BRE. If no vote is specified in a properly signed or authorized proxy, the shares represented by such proxy will be voted FOR the election of the seven Director nominees (Proxy Item No. 1), FOR the amendment to the Articles of Incorporation to increase the number of authorized preferred shares (Proxy Item No. 2), FOR the ratification of Ernst & Young LLP as independent auditors (Proxy Item No. 3), and in the proxy holder’s discretion, upon such other business as may properly come before the meeting or any adjournment or postponement thereof. The affirmative vote of the holders of a majority of the outstanding shares of capital stock entitled to vote on the matter is required to approve the amendment to the Company’s current Articles of Incorporation. The seven nominees for election as Directors who receive the highest number of votes cast in person or by proxy at the Annual Meeting, provided a quorum is present, shall be elected as Directors. The affirmative vote of a majority of the votes cast on the matter in person or by proxy, at the Annual Meeting, provided a quorum is present, is required for the ratification of Ernst & Young LLP as independent auditors of BRE.

In tallying shareholder votes, abstentions (i.e., shares for which a proxy is presented but for which one or more matters are not voted upon) and “broker non-votes” (i.e., shares held by brokers or nominees for which proxies are presented but as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote and (ii) the broker or nominee does not have discretionary voting power on a particular matter because it is a non-routine matter) will be counted for purposes of determining whether a quorum is present for the conduct of business at the Annual Meeting. For purposes of the vote on the amendment to the current Articles of Incorporation to increase the total number of shares of preferred stock which we have the authority to issue, an abstention or broker non-vote will have the same effect as a vote against the proposal. For purposes of the vote on the election of the seven nominees as Directors, abstentions will not be counted as votes cast and will have no effect on the result of the vote. For purposes of the ratification of Ernst & Young LLP as the Company’s independent auditors, abstentions will not be counted as votes cast and will have no effect on the result of the vote.

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Secretary of BRE a written notice of revocation or by properly delivering or authorizing a proxy bearing a later date, or by attending the meeting and voting in person.

Ernst & Young LLP, a certified public accounting firm, has provided services to BRE during the past fiscal year, which included the examination of our annual report to shareholders on Form 10-K, timely reviews of our quarterly reports, review of SEC registration statements and filings, preparation of our federal and state income tax returns, and accounting consultations. A representative of Ernst & Young LLP will be at the Annual Meeting to respond to appropriate questions concerning the financial statements of BRE and, if desired, can make a statement.

All directors are expected to attend the Annual Meeting in person, absent extenuating circumstances. All Directors attended the 2004 Annual Meeting.

BRE’s principal executive offices are located at 44 Montgomery Street, 36th Floor, San Francisco, California 94104-4809. Our telephone number is (415) 445-6530. Shareholders may send communications directly to the Board of Directors by sending them to the Chairman of the Board care of the Corporate Secretary at BRE’s principal executive offices. All correspondence will be forwarded promptly by the Corporate Secretary to the Chairman of the Board.

ELECTION OF DIRECTORS

(Proxy Item No. 1)

In 2004, the Company’s shareholders approved an amendment to BRE’s articles of incorporation (as amended and supplemented to date, the “Articles of Incorporation”) that provides for each of the three original classes of Directors to serve out the balance of their three-year terms, with their successors to be elected for terms of one year and until their successors are duly elected and qualify. Beginning with the Annual Meeting to be held in 2006, all Directors will be elected annually.

Our Articles of Incorporation provide that there shall be from three to 15 Directors, as determined from time to time in the manner specified in the Company’s bylaws. Currently there are ten directors. John McMahan, a current Director, has informed the Company that he will resign from the Board and all committees of the Board effective at the close of business on May 18, 2005 and will not stand for reelection. The Board has resolved that, at the effective time of Mr. McMahan’s resignation, the size of the Board will be reduced from ten members to nine.

At the Annual Meeting, the remaining seven Directors whose term of office expires at the Annual Meeting are to be elected for a one-year term expiring at the Annual Meeting to be held in calendar year 2006, and until their successors are duly elected and qualified. The nominees proposed by the Compensation/Nominating/Governance Committee and approved by the Board for re-election are Robert A. Fiddaman, L. Michael Foley, Roger P. Kuppinger, Matthew T. Medeiros, Constance B. Moore, Jeanne R. Myerson and Gregory M. Simon. The accompanying proxies solicited by the Board will (unless otherwise directed, revoked or suspended) be voted for the re-election of these nominees.

In the unanticipated event that any nominee should become unavailable for election, or upon election should be unable to serve, the proxies will be voted for the election of such other person or persons as shall be determined by the person or persons named in the proxy as the proxy holder or holders, at their discretion and in accordance with their judgment or, if no such other person or persons shall be so determined, the size of the Board may be reduced at the discretion of the Board.

The following table sets forth certain information as to the nominees, as well as the other current members of the Board, including their age, principal business experience during the past five years, the year they each first became a Director, Board committee membership, and other directorships currently held in companies with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, or subject to the requirements of Section 15(d) of that Act, or any company registered as an Investment Company under the Investment Company Act of 1940.

Information as to Nominees for Election

Name	Principal Business Experience During Past Five Years	Age	Director Since (1)	Board Committee Membership
Robert A. Fiddaman	Self-employed, private investor. Chairman of SSR Realty Advisors, a real estate investment and management firm, from 1996 to 1997. President and Chief Executive Officer of Metric Realty, a real estate investment and management company, from 1993 to 1996.	67	1998	• Compensation/ Nominating/ Governance** • Real Estate

L. Michael Foley	Chairman of the Board of the Company. Principal, L. Michael Foley and Associates, real estate and corporate consulting, since 1996. Held several executive positions with Coldwell Banker Corporation, a subsidiary of Sears, and its development, brokerage and lending affiliates, from 1983 to 1996.	66	1994	• Executive* • Audit • Compensation/ Nominating/ Governance

Name	Principal Business Experience During Past Five Years	Age	Director Since (1)	Board Committee Membership
Roger P. Kuppinger***	President, The Kuppinger Company, a private investment banking firm and financial advisor to public and private companies, since 1994. Managing Director, Sutro & Co., Inc., an investment banking firm, from 1969 to 1994. Director and Audit Committee Chairman, Realty Income Corporation, a California-based retail real estate investment trust.	64	1995	• Audit* • Executive • Real Estate

Matthew T. Medeiros	President, Chief Executive Officer and Director of SonicWALL, a global Internet security company, since March 2003. Chief Executive Officer of Philips Components, a division of Royal Philips Electronics, a consumer electronics company, from 1998 to December 2002. Chairman of the Board, LG.Philips LCD, a liquid crystal display joint venture, 2001 to 2002.	48	2005	• Audit

Constance B. Moore	President and Chief Executive Officer of the Company. President and Chief Operating Officer of the Company in 2004. Executive Vice President and Chief Operating Officer of BRE July 2002 through December 2003. Held several executive positions with Security Capital Group & Affiliates, an international real estate operating and investment management company, from 1993 to 2002, including Co-Chairman and Chief Operating Officer of Archstone Communities Trust.	49	2002	• Executive

Jeanne R. Myerson	President & Chief Executive Officer of The Swig Company, a private real estate investment firm, since 1997. President and Chief Executive Officer of The Bailard, Biehl & Kaiser REIT from 1993 to 1997.	52	2002	• Real Estate

Gregory M. Simon	Self-employed as a private investor since 1991. Senior Vice President, H.F. Ahmanson & Co. and Home Savings of America, from 1983 to 1991. Officer and Director, Golden Orange Broadcasting, a privately held corporation.	63	1991	• Real Estate* • Compensation/ Nominating/ Governance • Executive

Directors whose term expires in 2006:

William E. Borsari	Self-employed, private investor. Former Chairman or President, The Walters Management Company, a real estate asset management company, for more than five years.	66	1992	• Compensation/ Nominating/ Governance** • Real Estate • Executive

Name	Principal Business Experience During Past Five Years	Age	Director Since (1)	Board Committee Membership
Edward E. Mace	President, Vail Resorts Lodging Company and Rock Resorts International LLC (both subsidiaries of Vail Resorts, Inc., an owner, manager and developer of ski resorts and related lodging). President and Chief Executive Officer of Fairmont Hotels & Resorts-U.S./Mexico division, 2000 to 2001. President and Chief Executive Officer of Fairmont Hotels, 1996 to 2000.	53	1998	• Compensation/ Nominating/ Governance

Directors retiring, not seeking re-election:

John McMahan	Former Chairman of the Board of the Company. President/ Managing Principal, The McMahan Group and predecessor affiliates, real estate management consulting and investments, since 1994. Executive Director, the Center for Real Estate Enterprise Management, since 2000. Director, Luminent Mortgage Capital, Inc., a California-based real estate investment trust.	67	1993	• Compensation/ Nominating/ Governance • Audit

*	Denotes committee chairman.
**	Denotes committee co-chairman.
***	Denotes financial expert.
(1)	For Messrs. Kuppinger, Simon and Borsari (who joined the Board in March 1996), includes service as a trustee of Real Estate Investment Trust of California, which merged with BRE in March 1996.

Vote Required

The seven nominees who receive the highest numbers of votes, in person or by proxy, shall be elected as Directors at the Annual Meeting, if a quorum is present. The Board unanimously recommends that the shareholders vote FOR each of Messrs. Fiddaman, Foley, Kuppinger, Medeiros, Simon and Mses. Moore and Myerson.

Board and Committee Meetings; Compensation of Directors

During the year ended December 31, 2004, the Board held six regular meetings and one special meeting. All of the Directors attended 75% or more of the meetings of the Board and the committees on which they served during 2004.

The Board has four committees to effectively direct and review BRE’s operations and strategic activities: Audit; Compensation/Nominating/Governance; Executive; and Real Estate. The present members of these committees are indicated in the preceding section of this proxy statement.

BRE has an Audit Committee composed exclusively of independent Directors. Information regarding the membership of, and functions performed by, the Audit Committee is set forth in the section entitled “Report of Audit Committee,” included in this annual proxy statement. The Audit Committee is governed by a written charter approved by the Board, which is available on our website at www.breproperties.com. The Audit Committee met formally nine times during 2004.

The Compensation/Nominating/Governance Committee conducts Chief Executive Officer performance evaluations, reviews the compensation of executive officers and the management succession plan, administers our stock compensation plans, nominates Directors, and oversees the Company’s governance structure. The Compensation/Nominating/Governance Committee is composed exclusively of independent Directors as defined by the New York Stock Exchange and as required by BRE’s Corporate Governance Guidelines, and met seven times during 2004. A committee charter has been adopted by the Board, which is available on our website at www.breproperties.com.

The Compensation/Nominating/Governance Committee will consider nominees recommended by shareholders. Shareholders who wish to submit nominees for consideration by the Compensation/Nominating/Governance Committee should submit a detailed resume of the candidate and an explanation of the reasons why the shareholder believes the candidate is qualified for service on the BRE Board. The shareholder must also provide such other information about the candidate that would be required by Securities and Exchange Commission rules to be included in a proxy statement. In addition, the shareholder must include the consent of the candidate and describe any arrangements or undertakings between the shareholder and the candidate regarding the nomination. The shareholder must submit proof of BRE share holdings. All communications should be directed to the Chairman of the Compensation/Nominating/Governance Committee, care of the Corporate Secretary, BRE Properties, Inc., 44 Montgomery Street, 36th Floor, San Francisco, CA 94104-4809. Recommendations received after the dates specified under “Shareholder Proposals” in this notice and proxy statement will likely not be considered timely for consideration at next year’s annual meeting.

A sufficient number of independent director candidates must meet the independence requirements of the New York Stock Exchange and those set forth in BRE’s Corporate Governance Guidelines, such that a majority of the Directors meet the independence requirements. In determining whether a prospective director nominee is qualified to serve on the Board, the Committee also considers, but is not limited to, the following criteria:

(i)	general understanding of BRE’s business;

(ii)	fundamental character qualities of intelligence, honesty, good judgment, high ethics and standards of integrity, fairness and responsibility;

(iii)	general understanding of marketing, finance and other elements relevant to the success of a publicly-traded company in today’s business environment;

(iv)	experience as a board member of another publicly held company;

(v)	ability to make independent and analytical inquiries;

(vi)	educational and professional background;

(vii)	specific experience to fill needs or requests identified by the Board; and

(viii)	whether the candidate is willing and able to devote sufficient time to Board and committee responsibilities and is willing to commit to purchase sufficient stock to meet the stock ownership guidelines.

The Compensation/Nominating/Governance Committee identifies nominees by first evaluating the current members of the Board willing to continue in service. Current members with qualifications and skills that are consistent with the Compensation/Nominating/Governance Committee’s criteria for Board service are re-nominated. As to new candidates, the Compensation/Nominating/Governance Committee generally uses a third-party search firm to identify Board candidates and polls the Board members and members of management for their recommendations. The Compensation/Nominating/Governance Committee may also review the composition and qualification of the boards of BRE’s competitors, and may seek input from industry experts or analysts.

The Compensation/Nominating/Governance Committee reviews the qualifications, experience and background of the candidates. Final candidates are interviewed by independent Directors and executive management. In making determinations, the Compensation/Nominating/Governance Committee evaluates each individual in the context of the Board as whole, with the objective of assembling a group that can best perpetuate the success of BRE and represent shareholder interests through the exercise of sound judgment. After review and deliberation of all feedback and data, the Compensation/Nominating/Governance Committee makes its recommendations to the Board. Recommendations received by shareholders will be processed and are subject to the same criteria as are candidates nominated by the Compensation/Nominating/Governance Committee.

The Executive Committee reviews management’s capital markets strategy and implementation of such strategy. The Executive Committee also reviews and considers management’s strategic plan, tactical initiatives, and the Company’s position in the REIT industry. The Executive Committee has all powers of the Board in the management and affairs of BRE, subject to limitations prescribed by the Board, the Articles of Incorporation and bylaws of BRE and by Maryland law, and generally meets once per quarter. The Executive Committee met six times during 2004.

The Real Estate Committee reviews property performance and considers management’s recommendations regarding the disposition of properties. The Real Estate Committee reviews management’s recommendations, analyzes and recommends to the Board whether to proceed with proposed development opportunities and acquisitions above specified thresholds. The Real Estate Committee met formally five times during 2004 and held numerous informal meetings, including meetings with management and several property tours.

In 2003, shareholders approved the Second Amended and Restated Non-Employee Director Stock Option and Restricted Stock Plan (the “Non-Employee Director Plan”). Beginning in 2003, non-employee Directors received annual compensation comprised of the sum of: (a) $30,000 in cash; (b) stock options and/or share appreciation rights with a Black-Scholes value of $35,000; and (c) restricted common shares with a market price-based value of $35,000 per year. The chairman of the board or lead director is eligible to be paid up to an additional $50,000 through a combination of cash, stock options and/or share appreciation rights, and restricted shares, paid in the same proportion as the director annual compensation. For 2004, this additional annual compensation for the chairman of the board was $25,000. Committee chairmen receive additional annual compensation in the amount of $10,000, paid through a combination of cash, stock options and/or share appreciation rights and restricted shares, in the same proportion as the director annual compensation. The performance-based stock options previously granted under the former director plan were eliminated from the Non-Employee Director Plan and the reload grant program was suspended in 2003. In 2003 and 2004, option grants were made in the form of Stock Appreciation Rights (SARs) to reduce the dilutive impact of options on the Company. Beginning in May 2005, options (other than any reload grants), restricted shares and SARs granted to non-employee directors under the Non-Employee Director Plan will generally vest over three years at a rate of one third per year. However, if a director voluntarily terminates his or her service as a director during the first twelve months of service, the level of vesting for restricted shares, options and SARs will vest one-twelfth for each month of service prior to termination, and if such a director voluntarily terminates his or her service as a director after the first twelve months of service but prior to the three year anniversary of the grant date, all unvested options, share appreciation rights and restricted shares will become fully vested. Upon a change in control as defined in the Non-Employee Director Plan, all unvested options, restricted shares and and SARs will vest in full. In the event of termination by the majority vote of the other members of the Board or failure to be re-elected, unvested awards will not vest.

The Board adopted a share ownership guideline in 1995, which is now included in BRE’s Corporate Governance Guidelines. Currently, the guideline states that each new Director will own within three years of joining the Board a number of shares of Common Stock equal to $150,000 divided by the price of a share of Common Stock on the date they joined the Board. As of December 31, 2004, all Directors that have been with BRE for three years were in compliance with the share ownership guideline.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of February 28, 2005, information regarding the shares of Common Stock beneficially owned by each person who is known by BRE to own beneficially more than 5% of our Common

Stock, by each Director, by each named executive officer (as hereinafter defined) and by all Directors and executive officers as a group. The amounts shown are based on information provided by the individuals named and designated as a Director (D) or executive officer (O).

Name and Address (1)	Number of Common Shares (2)		Shares Upon Exercise of Options (3)	Total Shares Beneficially Owned (2)	Percentage Beneficially Owned (2)(4)
Stichting Pensioenfonds ABP(5)	3,966,900		—	3,966,900	7.9%
Heitman Real Estate Securities LLC(6)	2,263,872		—	2,263,872	4.5%
Gregory M. Simon(D)	110,044	(7)	233,704	343,748
Constance B. Moore (D,O)	195,362	(8)	80,000	275,362
William E. Borsari (D)	42,724	(9)	220,065	262,789
Roger P. Kuppinger (D)	40,869	(10)	217,643	258,512
L. Michael Foley (D)	44,894	(11)	200,328	245,222
Edward F. Lange, Jr. (O)	109,859	(12)	114,939	224,798
Edward E. Mace (D)	9,806	(13)	177,478	187,284
Robert A. Fiddaman (D)	9,311	(14)	171,838	181,149
Deirdre A. Kuring (O)	50,470	(15)	55,000	105,470
Bradley P. Griggs (O)	72,810	(16)	16,000	88,810
John McMahan (D)	74,591	(17)	9,259	83,850
Jeanne R. Myerson (D)	3,966	(18)	46,875	50,841
All Directors and executive officers as a group (12 persons)	764,706		1,543,129	2,307,835	4.5%

(1)	Unless otherwise indicated, the address for each of the persons listed is c/o BRE Properties, Inc., 44 Montgomery Street, 36th Floor, San Francisco, CA 94104.
(2)	The amounts and percentages of Common Stock beneficially owned are reported on the basis of regulations of the Securities and Exchange Commission governing the determination of beneficial ownership of securities. Except as otherwise indicated, each individual has sole voting and sole investment power with regard to the shares owned.
(3)	Reflects common shares that may be purchased upon the exercise of stock options that were exercisable as of February 28, 2005 or that will become exercisable on or before April 28, 2005.
(4)	Except where otherwise indicated, does not exceed 1%.
(5)	Based solely on information contained in a Schedule 13-G filing made with the Securities and Exchange Commission on February 2, 2005. The entity has a business address of Oude Lindestraat 70, Postbus 2889, 6401 DL Heerlen, The Kingdom of the Netherlands.
(6)	Based solely on information contained in a Schedule 13-G filing made with the Securities and Exchange Commission on February 11, 2005. The entity has a business address of 191 North Wacker Drive, Suite 2500, Chicago, Illinois 60606. The entity has sole voting power with respect to 1,520,470 of the total shares reported as beneficially owned.
(7)	Mr. Simon—includes 106,165 shares he owns directly, 2,612 shares owned by his wife as separate property in which he disclaims any beneficial ownership interest, 150 shares held in a trust for his children, of which Mr. Simon is the trustee, and 1,117 restricted shares.
(8)	Ms. Moore—includes 32,000 shares she owns directly, of which 15,000 shares are held as collateral for recourse loans from the Company (see “Stock Loans”), and 163,362 restricted shares.
(9)	Mr. Borsari—includes 40,651 shares he owns directly, 956 shares held by his wife in which he disclaims any beneficial ownership interest, and 1,117 restricted shares.
(10)	Mr. Kuppinger—includes 39,752 shares he owns directly and 1,117 restricted shares.
(11)	Mr. Foley—includes 43,625 shares he owns directly and 1,269 restricted shares.
(12)	Mr. Lange—includes 21,391 shares he owns directly, of which 20,000 shares are held as collateral for recourse loans from the Company (see “Stock Loans”), and 88,468 restricted shares.
(13)	Mr. Mace—includes 8,791 shares he owns directly and 1,015 restricted shares.
(14)	Mr. Fiddaman—includes 8,296 shares he owns directly and 1,015 restricted shares.
(15)	Ms. Kuring—includes 5,400 shares she owns directly, of which 5,000 shares are held as collateral for recourse loans from the Company (see “Stock Loans”), and 45,070 restricted shares.
(16)	Mr. Griggs—includes 1,944 shares he owns directly and 70,866 restricted shares.
(17)	Mr. McMahan—includes 73,576 shares he owns directly and 1,015 restricted shares. Mr. McMahan has elected not to stand for re-election this year.
(18)	Ms. Myerson—includes 2,951 shares she owns directly, and 1,015 restricted shares.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Executive Compensation Summary

Prior to 2003, BRE’s executive compensation was comprised of the following: salary, annual cash bonus, option grants with reload features, stock loans, long-term performance-based bonus arrangements, and limited grants of restricted stock. Beginning in 2003, BRE elected to expense options and, in an effort to minimize the level of related compensation expense, suspended the reload program. In addition, stock loans and long-term bonus arrangements were eliminated in response to rules promulgated under the Sarbanes-Oxley Act of 2002. The stock loan and long-term bonus components of executive compensation were replaced with a performance shares program that provides for restricted stock grants issued under our 1999 Stock Incentive Plan, that vest based on the Company’s performance. Option grants in 2003 and 2004 were made with SARs to reduce the dilutive impact of options on BRE.

Summary Compensation Table

The following table summarizes the compensation paid to BRE’s Chief Executive Officer and the four other highest paid executive officers (the “named executive officers”) for the years ended December 31, 2004, 2003 and 2002.

			Annual Compensation		Long-Term Compensation Awards
Name and Principal Position	Year		Salary ($)	Bonus ($)(1)	Restricted Shares ($)(2)(3)	Securities underlying Options (#) (4)	All Other Compensation ($)(5)(6)(7)(8)
Frank C. McDowell Vice Chairman and Chief Executive Officer(9)	2004 2003 2002		$425,000 382,200 381,946	$212,208 259,896 345,000	$548,405 603,248 —	145,000 115,000 420,217	$4,243,664 164,294 88,916

Constance B. Moore President and Chief Operating Officer(10)	2004 2003 2002	(11)	$325,000 300,000 92,308	$209,346 204,978 100,000	$356,950 134,055 56,015	100,000 25,000 140,000	$6,000 6,000 —

Edward F. Lange, Jr. Executive Vice President, Chief Financial Officer and Secretary	2004 2003 2002		$265,000 250,000 250,000	$148,837 138,400 187,500	$230,395 268,110 —	65,000 50,000 64,997	$38,295 39,825 40,781

Bradley P. Griggs Executive Vice President, Chief Investment Officer	2004 2003 2002	(12)	$266,000 256,000 255,788	$179,064 122,740 135,000	$107,085 111,713 —	30,000 25,000 —	$12,186 151,053 6,000

Deirdre A. Kuring Executive Vice President, Asset Management	2004 2003 2002		$245,000 239,596 225,000	$91,184 97,997 121,500	$188,210 189,911 —	47,000 40,000 29,600	$11,521 18,300 18,817

(1)	Bonuses disclosed represent bonuses paid in the following year based on the referenced year’s performance.
(2)	Reflects restricted shares granted valued at the closing market price of the stock on the date of grant. Shares vest at the end of five years based on performance criteria described in the “Compensation/ Nominating/Governance Committee Report on Compensation of Executive Officers—Executive Compensation Review—Performance Share Grants.” Officers have voting and dividend rights during the vesting period. The restricted shares granted to Ms. Moore upon her employment in 2002 vest in July 2005 and are not subject to performance criteria.

(3)	The table below shows the value of all unvested restricted stock awards outstanding at December 31, 2004. Such value is based on the market price of $40.31 on December 31, 2004.

	Restricted Shares (#)	Value ($)
Mr. McDowell	43,715	$1,762,152
Ms. Moore	17,200	693,332
Mr. Lange	16,100	648,991
Mr. Griggs	7,050	284,186
Ms. Kuring	12,175	490,774

(4)	Includes reload stock option grants as follows. The reload provision was suspended on January 1, 2003:

	Reload Grants
	2004	2003	2002
Mr. McDowell	—	—	310,217
Mr. Lange	—	—	19,997
Ms. Kuring	—	—	4,600

The right to receive reload options was given in connection with some options. The intent of reload options was to encourage the named executive officers to buy and hold shares by enabling them to use already owned shares to pay the strike price when they exercised options and held the shares. They then received a reload option to replace shares used for the exercise, such that the total number of shares and options owned before and after the exercise were the same. The effective date of the grant of the reload options was the date the underlying option was exercised by delivering shares of Common Stock to BRE. The reload options have the same expiration date as the underlying options and have an exercise price equal to the fair market value of the Common Shares as of the effective date of the grant of the reload options.

(5)	Consists of matching contributions to BRE’s defined contribution retirement plan (401(k) Plan) made by BRE on behalf of the named executive officers. Matching contributions were a maximum of $6,000 for the each of the years 2004, 2003, and 2002. For Mr. McDowell includes the accrual for the following termination benefits which were paid in the first quarter of 2005: (1) a cash payment of approximately $1,650,000 that represents salary and bonus through 2006; (2) $450,000 in cash to replace options and shares that Mr. McDowell would have been granted in February 2005; and (3) $2,000,000 in vesting of certain options, bonus arrangements and performance shares as if he had been employed through January 2007 and retired at that time. Also includes the partial forgiveness of stock loans to Mr. McDowell in the amount of $157,664, $158,294, and $82,916 in 2004, 2003, and 2002, respectively. For Mr. Lange, includes the benefit of pro-rata forgiveness in 2004, 2003, and 2002 of a $150,000 moving assistance loan. Pro-rata forgiveness consisted of $30,000 principal in 2004, 2003, and 2002 and $2,295, $3,825, and $4,781 interest in 2004, 2003, and 2002, respectively. For Ms. Kuring, includes the benefit of pro-rata forgiveness in 2004, 2003 and 2002 of a $50,000 moving assistance loan. Pro-rata forgiveness consisted of $10,000 principal in all three years and interest of $1,700, $2,300 and $2,817 in 2004, 2003 and 2002, respectively. For Mr. Griggs, includes payments under the developer incentive program totaling $6,186 in 2004 and $145,053 in 2003.
(6)	Does not include potential loan forgiveness. See “Stock Loans.” While the stock loan amounts to be forgiven are not yet determinable, the following amounts were expensed on our financial statements.

	2004	2003	2002
Mr. McDowell	—	$152,813	$138,461

(7)	Does not include amounts to be earned by the named executives under a long-term bonus program. While the amounts to be earned under the long-term bonus program are not yet determinable, the following amounts were expensed on our financial statements.

	2004	2003	2002
Mr. McDowell	$317,104	$36,227	$26,012
Ms. Moore	66,804	20,169	14,482
Mr. Lange	87,457	26,405	18,959
Ms. Kuring	21,738	6,563	4,713

(8)	Does not include dividend income received on restricted shares, shares held as collateral for stock loans, and options that have dividend rights. Dividends paid to executives are equal to dividends per share paid to common shareholders. The following amounts reflect dividends received, net of interest paid on stock loans:

	2004	2003	2002
Mr. McDowell	$93,497	$82,964	$48,900
Ms. Moore	33,540	12,090	1,658
Mr. Lange	43,981	30,136	14,349
Mr. Griggs	13,748	7,313	—
Ms. Kuring	27,116	15,806	3,375

(9)	Mr. McDowell retired from all positions with the Company effective January 1, 2005.
(10)	Ms. Moore became our Chief Executive Officer effective January 1, 2005.
(11)	Ms. Moore executed an employment agreement with BRE in July 2002.
(12)	For Mr. Griggs, includes a supplemental bonus of $45,000 relating to acquisition activities.

Option Grants in 2004

The following table sets forth: (i) grants of stock options/SARs made by BRE during 2004 to each of the named executive officers based on BRE’s and their individual performance for 2003; (ii) the ratio that the number of options granted to each individual bears to the total number of options granted to all employees; (iii) the exercise price and expiration date of these options; and (iv) the estimated potential realizable values assuming certain stock price appreciation over the 10-year option term.

	Individual Grants
	Number of Securities Underlying Options Granted (1)	% of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/Sh)	Expiration Date (2)	Potential Realized Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (3)
Name					5%	10%
Frank C. McDowell	145,000	24.2%	$32.45	01/24/14	$2,959,106	$7,498,957
Constance B. Moore	100,000	16.7%	$32.45	01/24/14	$2,040,763	$5,171,694
Edward F. Lange, Jr.	65,000	10.9%	$32.45	01/24/14	$1,326,496	$3,361,601
Bradley P. Griggs	30,000	5.5%	$32.45	01/24/14	$612,229	$1,551,508
Deirdre A. Kuring	47,000	8.8%	$32.45	01/24/14	$959,159	$2,430,696

Grand total	387,000	64.5%			$7,897,753	$20,014,457

(1)	All options shown in the table were granted under the 1999 BRE Stock Incentive Plan. The exercise price is 100% of the fair market value of the Common Stock on the date of grant and the options vest ratably over five years. All options held by Mr. McDowell, Ms. Moore, Mr. Lange, Ms. Kuring and Mr. Griggs may become immediately exercisable upon termination of employment following a change in control.
(2)	The options have a term of 10 years, subject to acceleration upon a change in control, retirement or termination.

(3)	Potential realizable value is calculated based on an assumption that the price of BRE’s Common Stock appreciates at the annual rates shown (5% and 10%), compounded annually, from the date of grant of the option until the end of the option term. The value is net of the exercise price but is not adjusted for the taxes that would be due upon exercise. The 5% and 10% assumed rates of appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent our estimate or projection of future stock prices. There can be no assurance that any of the values reflected in the table will be achieved. Actual gains, if any, upon future exercise of any of these options will depend on the actual performance of the Common Stock, the continued employment of the executive officer holding the option through its option term, or retirement of the executive officer meeting specifications that enable the executive officer to hold the option through its option term.

Performance Share Awards on February 14, 2005

During 2004, the Compensation, Nominating and Governance Committee conducted a comprehensive evaluation of the Company’s long-term incentive compensation program for executive officers, which included the use of an independent consultant. Following the evaluation, the Committee and Board have adopted a new long-term incentive award program for executive officers, that established a five-year performance period. On February 14, 2005, the Compensation, Nominating and Governance Committee approved, and the named executive officers received, under the 1999 BRE Stock Incentive Plan, the grants of restricted stock listed in the table below under “Granted.” The program is heavily weighted on the achievement of performance metrics, with a portion (10%) of the grant vesting over the five-year period (2% per year), subject to continuous employment with the Company. The performance criteria linked to the vesting of the balance of the shares, at the end of the fifth year, include FFO growth, total shareholder return (both relative and absolute) and other strategic measures. The shares granted represent target performance, as defined in the agreements. If the performance metrics are not achieved, the shares will not vest. In addition, the supplemental shares listed below under “Reserved” are reserved for the named executive officers in the event target level performance is exceeded. Any supplemental shares earned will be issued at the end of the five-year period and will be fully vested at the time of issuance.

	Performance Share Awards
Name	Granted	Reserved
Constance B. Moore	146,162	59,196
Edward F. Lange, Jr.	72,368	29,309
Bradley P. Griggs	63,816	25,845
Deirdre A. Kuring	32,895	13,322

During the performance period, the named executive officers will receive dividends on 50% of the shares granted and have the right to vote the total shares granted during the performance period. With respect to the shares that do not have dividend rights, each year during the five-year performance period, the named executive officers will receive a grant of restricted stock in an amount equal to the dividends not paid. The vesting of such shares will be subject to the same performance vesting criteria and metrics associated with the performance component of the 2005 grant. Any such shares earned will vest at the end of the five year period. Under certain circumstances upon termination of employment, portions of the shares granted may vest. Other than these grants and the shares listed in the table above as specified under the program, we do not expect further grants to be made during the performance period. In addition, we do not expect further grants of stock options to be made during the performance period.

Aggregated Option Exercises in 2004 and Year-End Option/SAR Values

The following table sets forth: (i) the number of shares received and the aggregate dollar value realized in connection with each exercise of outstanding stock options during 2004 by each of the named executive officers; (ii) the total number of all outstanding unexercised options held by the named executive officers at the end of 2004; and (iii) the aggregate dollar value of all such unexercised options based on the excess of the market price of the Common Stock over the exercise price of the option.

	Number of Shares Acquired on Exercise	Value Realized (1)	Number of Securities Underlying Unexercised Options/SARs at 12/31/04		Value of Unexercised In-the-Money Options/SARs at 12/31/04 (2)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Frank C. McDowell	314,728	$2,715,387	392,568	355,647	$4,110,220	$3,783,267
Constance B. Moore	—	—	55,000	195,000	$575,600	$1,780,900
Edward F. Lange, Jr.	—	—	78,939	149,000	$807,641	$1,423,784
Bradley P. Griggs	—	—	5,000	50,000	$52,600	$446,200
Deirdre A. Kuring	—	—	32,600	94,000	$324,001	$873,310

(1)	Value realized is calculated by subtracting the total exercise price from the market value of the underlying Common Stock on the date of exercise.
(2)	The market value of BRE’s Common Stock at December 31, 2004 was $40.31 per share.

Retirement Plan (401(k) Plan)

BRE’s Retirement Plan is intended to be a qualified retirement plan under Section 401(k) of the Internal Revenue Code of 1986, as amended (the “Code”). Under the retirement plan, participating employees (including the named executive officers) may contribute up to 15% of their compensation, but not exceeding the amount allowed under applicable tax laws ($13,000 in calendar 2004), and BRE contributes 75% of the first 4% of the employee’s contribution for a maximum of $6,000. All employees of BRE with six months of service are eligible to participate in the Retirement Plan. BRE’s contributions on behalf of employees who have been employed with us (including prior service for certain entities acquired by BRE) for at least five years are fully vested.

Stock Loans

Subsequent to July 2002, in compliance with the Sarbanes-Oxley Act of 2002, BRE’s stock loan program was eliminated. This component of future executive compensation was replaced with the performance share grants described above.

From 1995 through July 2002, the Board approved five-year loans aggregating $5,876,957 to the named executive officers for the purpose of immediately exercising a portion of stock options granted on the date of the loan (the “Stock Loans”). The first of these loans was granted to Mr. McDowell on June 5, 1995, the date of commencement of his employment with BRE. See “Employment Contracts and Termination of Employment and Change in Control Arrangements—Mr. McDowell—Stock Loan.” Similar loans were granted to Mr. Lange, Ms. Moore, and Ms. Kuring. A provision in Mr. McDowell’s employment agreement entitled him to an annual stock loan for 10,000 shares of Common Stock through 2002. See “Employment Contracts and Termination of Employment and Change in Control Arrangements—Mr. McDowell—Future Awards.” The Board adopted the practice of making similar annual performance grants to the other named executive officers through July of 2002.

The following table summarizes certain information concerning the Stock Loans granted:

Date	Loan Amount	To Exercise Option for No. of Shares	Interest Rate (1)
Mr. McDowell
January 24, 2002 (2)	$291,600	10,000	6.7%
February 16, 2001 (2)	287,000	10,000	6.5%
January 28, 2000 (2)	225,625	10,000	6.9%
Ms. Moore
July 11, 2002	$447,750	15,000	6.5%
Mr. Lange
January 24, 2002	$145,800	5,000	6.7%
February 16, 2001	143,500	5,000	6.5%
June 23, 2000	296,875	10,000	5.7%
Ms. Kuring
October 25, 2001	$145,700	5,000	6.4%

(1)	Payable quarterly except for Mr. McDowell’s loans, for which interest accrues subject to forgiveness for loans made before January 28, 2000. The interest rate is equal to the dividend yield on the Common Stock purchased on the loan date, which approximates a market rate of interest representative of the rate the executives could have obtained from independent third party lenders.
(2)	As of March 15, 2005, these loans matured or were accelerated. Portions were forgiven, and the balance has been repaid.

These loans are collateralized by the purchased shares with full recourse to the named executive officers. The loans made before 2000 are forgivable in whole or in part upon the achievement of performance criteria. Although certain of the performance goals have been attained, loan forgiveness will not occur until the five-year term ends. In addition, all loans made prior to 2000 are also forgivable in whole or in part under certain circumstances similar to the forgiveness applicable to Mr. McDowell’s June 5, 1995 loan as described in “Employment Contracts and Termination of Employment and Change in Control Arrangements—Mr. McDowell—Stock Loan, Certain Severance Benefits.” In connection with the retirement of Mr. McDowell on January 1, 2005, under the retirement provisions of the loans, his loans matured and a portion of forgiveness was earned upon his retirement. The loans made in 2000, 2001 and 2002 do not have any forgiveness provisions.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires BRE’s Directors and executive officers, and persons who own more than 10 percent (10%) of a registered class of its equity securities, to file with the Securities and Exchange Commission and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of BRE.

To BRE’s knowledge, based solely on review of the copies of such reports furnished to us and written representations that no other reports were required during the year ended December 31, 2004, all Section 16(a) filing requirements applicable to BRE’s officers, Directors and greater than 10 percent shareholders were complied with.

Employment Contracts and Termination of Employment and Change in Control Arrangements

The summaries of agreements below are qualified in their entirety by reference to the complete agreements, which have been filed as exhibits to BRE’s periodic filings with the SEC.

Mr. McDowell

Mr. McDowell and the Company entered into an executive transition employment agreement effective January 1, 2004, under which Mr. McDowell served as Vice Chairman and Chief Executive Officer of BRE through 2004 and retired from all positions within the Company effective January 1, 2005. Mr. McDowell and the Board mutually agreed that the transition between Mr. McDowell and Ms. Moore was complete in December 2004, such that Mr. McDowell is no longer required to serve as an Executive Consultant through January 2007, as originally contemplated in the transition agreement. Under the transition agreement, this decision triggered the following payments in 2005: (1) a cash payment of approximately $1,650,000 that represents salary and bonus through 2006; (2) $450,000 in cash to replace options and shares that Mr. McDowell would have been granted in February 2005; and (3) vesting of certain options, bonus arrangements, and performance shares as if he had been employed through January 2007 and retired at that time. The combination of these items resulted in an accounting charge to the Company of approximately $4,100,000 in 2004.

Through December 31, 2003, Mr. McDowell’s employment agreement terms were as follows:

Base Salary and Annual Incentive Bonus.    Mr. McDowell received a stated base salary of $375,000 per year plus annual increases, per his former employment agreement. He was eligible to receive an annual incentive bonus that was performance based with a minimum threshold of 0% of base salary and a maximum range of 150% of base salary, targeted at 100% of base salary and based on achievement of predefined operating or performance criteria established by the Board (the “Annual Criteria”).

In addition, Mr. McDowell has signed other compensation-related agreements, the significant terms of which follow:

Stock Loan.    On May 11, 1999, Mr. McDowell received a loan of $260,000 to exercise options to purchase 10,000 shares of Common Stock (at an exercise price of $26.00 per share) issued on that date (the “1999 Stock Loan”). The 1999 Stock Loan had an interest rate of 6.0% per annum, compounded annually, with all principal and accrued interest payable in full on May 11, 2004 (the “Payment Date”); provided, however, that repayment of any principal and accrued interest under the 1999 Stock Loan (the “Loan Amount”) was to be forgiven in accordance with the following formulas (the “Performance Formulas”): (i) 20% of the loan amount was to be forgiven if, on the Payment Date, based on BRE’s “same-store” (i.e. those apartment communities owned and stabilized for two full years ending on December 31 of each applicable year) growth in net operating income (“NOI”, which BRE calculates as the excess of property income over property expense, excluding interest and depreciation). If the five-year average of BRE’s percentile of same-store growth in NOI was at or above the 80th percentile of that of the Indexed REITs for the same five year period, 20% of the Loan Amount was to be forgiven; and a pro rata portion of 20% of the Loan Amount was to be forgiven if such multiple was between the 50th and 80th percentiles; (ii) 20% of the Loan Amount was to be forgiven on the Payment Date if, on the second anniversary date of the 1999 Stock Loan, there was an increase in FFO per share of the Common Stock for the two-year period ending April 30, 1997 which was at or above the 80th percentile of the 10 largest publicly traded multifamily real estate investment trusts (the “Indexed REITs”) for a comparable period, and a pro rata portion of 20% of the Loan Amount was to be forgiven if any such increase is within the 50th and 80th percentiles; (iii) 30% of the Loan Amount was to be forgiven if, on the Payment Date, there was an increase in FFO per share of Common Stock for the three year period ending April 30, 2000 which was at or above the 80th percentile of the Indexed REITs, and a pro rata portion of 30% of the Loan Amount was to be forgiven if any such increase was within the 50th and 80th percentiles; and (iv) 30% of the Loan Amount was to be forgiven if, as of the Payment Date, the average of the FFO multiples of Common Stock as of December 31 of each of the five preceding years (computed in each case by dividing the market price of Common Stock on the last trading day of the calendar year by the preceding twelve months’ FFO) was at or above the 80th percentile of the average multiple of the Indexed REITs for the same five-year period, and a pro rata portion of 30% of the Loan Amount was to be forgiven if such multiple is within the 50th and 80th percentiles. In addition, repayment of a pro rata portion of the Loan Amount was to be forgiven by BRE upon termination of Mr. McDowell’s employment.

The stock loans made to Mr. McDowell in 2000, 2001 and 2002 do not have any provisions for forgiveness. No stock loans were granted to Mr. McDowell subsequent to January 2002. See also “Stock Loans.”

Future Awards.    Under Mr. McDowell’s former employment agreements, he was eligible to receive annual long-term incentive awards which, assuming achievement of applicable performance goals, have in the past provided Mr. McDowell with (i) five-year loans to purchase 10,000 shares of Common Stock pursuant to immediately exercisable stock options, on terms similar to the McDowell Stock Loan and (ii) options to purchase 50,000 shares of Common Stock at market value on the date of award.

Long-TermBonus Arrangements.    Under Long-Term Bonus Arrangements entered into in January 2000, 2001 and 2002, Mr. McDowell was eligible to receive bonuses payable after terms of five years of up to $314,975, $393,215 and $403,283, respectively. The bonus amount that was actually awarded was calculated using a formula whereby: (i) up to 20% of the bonus amount was awarded based on BRE’s same property growth in NOI; (ii) up to 50% of the bonus amount was awarded based on the increase in FFO per share of Common Stock; and (iii) up to 30% of the bonus amount was awarded based on a FFO Multiple, defined as the closing price per share of BRE’s Common Stock as of the last trading date of the calendar year divided by its FFO per share for the preceding twelve-month period. Each of these criteria was measured against the 10 largest publicly traded multifamily REITs. Upon Mr. McDowell’s termination on January 1, 2005, pro rata portions of the Long-Term Bonus Arrangements were earned, based on performance of the Company through that date.

Ms. Moore, Mr. Lange, Mr. Griggs and Ms. Kuring

Ms. Moore, Mr. Lange, Mr. Griggs and Ms. Kuring have similar employment agreements to Mr. McDowell’s former employment agreement, expiring on varying dates between June 2003 and August 2005. The agreements provide for automatic one-year renewals each year thereafter, unless an advance notice of non-renewal is provided by either party to the other prior to expiration of the employment term. Certain material terms of the agreements are as follows:

Base Salary.    Effective January 1, 2005, Ms. Moore, Mr. Lange, Mr. Griggs and Ms. Kuring receive stated base salaries of $400,000, $300,000, $285,000 and $250,000, respectively. Under the compensation program adopted, the Company intends to maintain executive officer salaries at these levels for the next five years. However, the Compensation/ Nominating/ Governance Committee reserves the right to review base salaries on an annual basis.

Annual Incentive Bonus.    Executive officers are eligible to receive an annual incentive bonus that is performance based with a minimum threshold of 0% of base salary and a maximum range of 200% of base salary. Each executive has a target bonus level. For Ms. Moore the target level is 100% of base salary. For Mr. Lange, the target level is 80% of base salary. For Mr. Griggs, the target level is 70% of base salary. For Ms. Kuring, the target level is 60% of base salary. The amount of the annual bonus will be based on the achievement of management by objective criteria established by the Board of Directors.

Stock Loans.    Upon the commencement of their respective appointments with BRE, Ms. Moore, Mr. Lange and Ms. Kuring received loans of $447,750, $296,825, and $145,700, respectively, to exercise options to purchase 15,000, 10,000 and 5,000 shares of Common Stock (at exercise prices of $29.85, $29.68 and $29.14, respectively) issued on those dates. See also “Stock Loans.”

Future Awards.    Under the initial employment agreements with Ms. Moore and Mr. Lange, they were each eligible to receive annual long-term incentive awards which, assuming achievement of applicable performance goals, provided them with (i) a five-year loan to purchase 15,000 and 10,000 shares, respectively, of Common Stock pursuant to an immediately exercisable stock option granted upon employment in 2002 and 2000, respectively, on terms similar to the McDowell Stock Loan and Long-Term Bonus Arrangements; and (ii) options to purchase 75,000 and 25,000 shares, respectively, of Common Stock at market value on the date of award. In 2004, the employment agreements were amended to eliminate the provision for future loans and replace the loan and option components with performance shares and options with SARs. In 2005, the options were replaced with additional performance shares. In 2005, performance shares were granted to Ms. Moore, Mr. Lange, Mr. Griggs and Ms. Kuring.

Long-Term Bonus Arrangements.    Under separate Long-Term Bonus Arrangements, Ms. Moore, Mr. Lange and Ms. Kuring are also eligible to receive a maximum bonus after five years in an amount equal to the principal amount of the stock loans granted in 2000, 2001 and 2002. Payment of the long-term bonus arrangements is determined based on performance of the company over the five-year period, under terms similar to Mr. McDowell’s Long-Term Bonus Arrangements discussed above.

Developer Incentive Awards.    Mr. Griggs will be entitled to receive additional long-term incentive awards based on development of assets with returns above a company-approved, market-specific hurdle rate as established by the Board. Awards granted under the program vest after the first stabilized year of operation of the asset.

Moving/ Transition Assistance Loans.    Upon employment, the company provided Mr. Lange, Mr. Griggs and Ms. Kuring with five-year, full recourse loans in original principal amounts of $150,000, $50,000 and $50,000, respectively, at interest rates equal to the mid-term federal rate with respect to Mr. Lange and Ms. Kuring, and interest free in the case of Mr. Griggs. For Mr. Lange and Ms. Kuring, the loans are to be forgiven on a pro-rata basis on each anniversary date of employment, or upon earlier termination of employment under circumstances described in the complete employment agreements. For Mr. Griggs, the loan is to be forgiven on his fifth anniversary date of employment.

Severance Benefits.    If at any time during the term of the employment agreement the employment of one of the executives is terminated, he or she shall be entitled to certain severance benefits based on the nature of his or her termination. Depending on the cause of the termination, the executives may receive a lump sum payment in an amount up to two years’ base salary and bonus, and income that reflects the acceleration of forgiveness associated with certain stock loans, earnings associated with certain long-term bonus arrangements, and vesting of certain stock options and restricted stock.

Any of the amounts payable to the executives following a change in control are subject to reduction to the extent such payments would constitute “parachute payments” as defined in Section 280G of the Code.

Certain Relationships and Related Transactions

For information on certain relationships and related transactions, please see the information contained in the headings “Stock Loans” and “Employment Contracts and Termination of Employment and Changes in Control Arrangements” above.

COMPENSATION/ NOMINATING/ GOVERNANCE COMMITTEE REPORT ON

COMPENSATION OF EXECUTIVE OFFICERS

General

The Compensation/ Nominating/ Governance Committee (the “Committee”) of the Board, which is composed entirely of independent directors, provides assistance to the full Board by: (1) reviewing management’s recommendations regarding executive compensation, and evaluating the compensation plans, policies and programs of the Company; (2) determining the compensation of the chief executive officer and making recommendations to the Board as to compensation of all other executive officers of the Company; (3) producing this annual report on executive compensation for inclusion in this proxy statement in accordance with applicable rules and regulations; (4) identifying when necessary individuals qualified to become Board members; (5) recommending to the Board the selection of director nominees for the next annual meeting of shareholders (or special meeting of shareholders at which directors are to be elected) or to fill vacancies on the Board; and (6) making recommendations to the Board regarding the adoption or amendment of corporate governance guidelines and principles applicable to the Company (the “Corporate Governance Guidelines”). The Compensation, Nominating and Governance Committee Charter is available on our website at www.breproperties.com.

Compensation Policies Affecting Executive Officers

The Committee is committed to a compensation philosophy that is performance based and places significant emphasis on rewarding our executive officers on the basis of increasing Shareholder returns and in our executive officers’ success in attaining corporate financial objectives, individual financial and qualitative performance objectives. As discussed below, BRE’s executive compensation program consists of both fixed (base salary) and variable (incentive) compensation elements. In 2004, the Company retained an independent consultant to conduct a comprehensive compensation benchmarking study for the executive officers. In addition, the Committee asked the consultant to assist the Company in the design of a competitive compensation program going forward, adjusting current programs as necessary, including both magnitudes of compensation and structural elements relating to a performance based program. The Committee’s goal was to create a program that would be directly tied to the Company’s five-year strategic plan and provide stock ownership opportunities for executive managers linking the long term component of the compensation with the returns received by our shareholders. In determining the level of performance shares granted and reserved, the Committee considered targeted levels of average annual value to be derived at the end of the five-year performance period based on current per share market value, and a targeted level of total annual compensation. The new five-year performance based program is described in more detail below under “Performance Share Grants.” The basic elements are as follows:

				Performance Share Data
	Base Salary	Bonus as % of Base Salary		Number of Shares		$ Value at Grant Date (1)
		Target %	Maximum %	Granted	Reserved	Granted	Reserved
Constance B. Moore	$400,000	100%	200%	146,162	59,196	$5,722,242	$2,317,523
Edward F. Lange, Jr.	300,000	80%	160%	72,368	29,309	2,833,207	1,147,447
Bradley P. Griggs	285,000	70%	123%	63,816	25,845	2,498,396	1,011,832
Deirdre A. Kuring	250,000	60%	105%	32,895	13,322	1,287,839	521,556

(1)	The dollar value presented represents the number of shares multiplied by the share price on the grant date of February 14, 2005, or $39.15. The actual value derived could differ substantially based on the number of shares that vest based on performance at the end of five years, and the share price at that time.

Each year, the Committee reviews executive compensation, measuring BRE’s performance during the year against previously defined objectives and compensation data at companies that are considered comparable for company performance purposes. In reviewing BRE’s performance during 2004, the Committee considered the economic environment, its impact on occupancy and rental rates, absolute FFO growth, FFO growth versus our peers, total shareholder return and a variety of other factors. A compensation consultant that provided the Committee with an analysis of peer compensation in mid 2004 updated those results for our determination of 2005 compensation.

Executive Compensation Review

Base Salary

Base salary levels of BRE’s key executives are largely determined through an evaluation of the responsibilities of the position held, the experience of the particular individual, a comparison with the ten largest publicly traded multifamily REITs and other REITs, and the Committee’s desire to achieve the appropriate mix between fixed compensation and incentive based compensation. For 2005, executive salaries were increased based on these considerations, individual performance and changes in responsibility.

Annual Cash Incentives

The annual cash incentive is designed to provide a short-term (one year) incentive to executive officers with the potential target award based on a percentage of an executive’s base salary. Actual awards can range from zero to 200% of the targeted reward. For 2004, incentive awards were based on the achievement of predetermined corporate expectations and a determination of an executive’s performance compared to specific objectives agreed upon by the executive and the Committee at the start of the year. For the executive officers, targeted annual cash incentive awards are a percentage of base salary determined by the Committee. The Summary Compensation Table shows cash incentive bonuses paid to the named executive officers in the first quarter of 2005 based on performance in 2004. Company performance is measured both in terms of absolute performance tied to shareholder value creation, and performance relative to our peers. Payouts for 2004 ranged from 37% to 67% of executive base salaries.

Long-Term Awards

The long-term portion of the current compensation program is comprised of a combination of an annual grant of stock options/ SARs and performance shares. A target value of the combination was established for each of the named executive officers. Stock options/ SARs were valued as of the prior December 31 using the Black-Scholes pricing model, and performance shares were valued based on the market price of BRE Common Stock at the approximate date of the award. Following a comprehensive evaluation by the Committee, the new long-term award is for a five-year performance period. A large grant of restricted stock was made to the named executive officers for the five-year period and no further long-term grants will be made during the performance period. Details of each of these components follow.

Stock Options

Stock options are designed to provide long-term (10-year) incentives and rewards tied to the price of BRE Common Stock. The Committee believes that stock options, which provide value to participants only when shareholders benefit from stock price appreciation, are an important component of our annual executive compensation program. The number of options or shares currently held by an officer is not a factor in determining individual grants, and the Committee has not established any target level of ownership of Common Stock by executive officers. However, accumulation and retention of shares of BRE Common Stock by officers is strongly encouraged.

Until 2005, Stock options were awarded annually following the close of each year. Stock options vest over a five-year period for the named executive officers. No options will be granted in 2005.

In conjunction with our total compensation review in 2003, the Committee authorized use of the Share Appreciation Right (“SAR”) component of our 1999 Stock Incentive Plan for options granted in 2003 and 2004.

With a SAR, when option holders exercise options they can elect to receive stock with a value equal to the difference between the fair market value of the stock on the exercise date and the strike price of the option, thus avoiding the usual need to sell shares to pay the strike price. This reduces the amount of dilution to BRE and its Shareholders.

In accordance with the provisions of the 1999 BRE Stock Incentive Plan, the exercise price of all options granted was equal to the market value of the underlying Common Stock on the date of grant. Accordingly, the value of these grants to the officers is dependent solely upon the future growth in share value of our Common Stock.

Performance Share Grants

In accordance with provisions of our 1999 Stock Incentive Plan, in January 2003 and 2004 and February 2005, the named executive officers received performance share awards of restricted stock that vest at the end of five years based on pre-defined performance criteria. Specifically, the Committee set certain threshold, target and maximum share amounts based on BRE’s achievement of targeted performance criteria over that period. For 2004 the criteria were: total shareholder return relative to multifamily REIT peers, FFO growth relative to multifamily REIT peers, and stock multiple relative to multifamily REIT peers. For 2003 and 2004 grants, Executives have the right to vote and receive dividends on the maximum number of shares during the performance period, and under certain circumstances upon termination of employment, portions of the performance shares may be earned in accordance with the terms of the agreements.

In accordance with the provisions of our 1999 Stock Incentive Plan, in February 2005, the named executive officers received the upfront grants of restricted stock listed in the table in “Performance Share Awards on February 14, 2005” that will vest based upon achieving certain performance criteria established at the time of the grant. The program is heavily weighted on the achievement of performance metrics with a portion (10%) of the grant vesting over the five-year period (2% per year), subject to continuous employment with the Company. The performance criteria linked to the vesting of the balance of the shares, at the end of the fifth year, include FFO growth, total shareholder return (both relative and absolute) and other strategic measures. The shares granted represent target performance, as defined in the agreements. In addition, supplemental shares are reserved for the named executive officers in the event target level performance is exceeded, as described in “Performance Share Awards on February 14, 2005.” If the performance metrics are not achieved, the shares will not vest. The named executive officers will receive dividends on 50% of the shares granted and have the right to vote the total shares granted during the performance period and under certain circumstances upon termination of employment, portions of the shares granted may vest. Other than as specified under the program, we do not expect further long-term grants to be made during the performance period. In addition, we do not expect further grants of stock options to be made during the performance period.

Long-Term Bonus Arrangements

Under long-term bonus arrangements entered into in January 2000, 2001 and 2002, the named executive officers are eligible to receive bonuses payable after terms of five years. The bonus amount that is actually awarded will be calculated using a formula whereby: (i) up to 20% of the bonus amount will be awarded based on BRE’s same-store property growth in net operating income; (ii) up to 50% of the bonus amount will be awarded based on the increase in FFO per share of Common Stock; and (iii) up to 30% of the bonus amount will be awarded based on an FFO multiple, defined as the closing price per share of BRE’s Common Stock as of the last trading date of the calendar year divided by its FFO per share for the preceding twelve-month period. Each of these criteria is measured against the 10 other largest publicly traded multifamily REITs. In 2003, the Long-Term Bonus Arrangement component was replaced with performance share grants described above.

Section 162(m)

Section 162(m) of the Code places a limit of $1,000,000 on the amount of compensation that may be deducted by BRE in any year with respect to each of our five most highly paid executive officers. Certain performance-based compensation that has been approved by the shareholders is not subject to this deduction limit. BRE’s 1992 Employee Stock Option Plan and the 1999 BRE Stock Incentive Plan are qualified so that stock options and certain other awards under such plans are not subject to the deduction limitations of Section 162(m). However, certain other types of compensation payments and their deductibility depend on the timing of an executive officer’s vesting or exercise of previously granted rights, or on interpretations of changes in the tax laws and other factors beyond our control. Although we generally seek to preserve the federal income tax deductibility of compensation paid, to maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the Committee has not adopted a policy that all compensation must be deductible. For 2004, the Committee anticipates that there will be no deduction limitations for Section 162(m) for compensation to each of the five most highly paid executive officers.

CEO Performance Evaluation

The Committee evaluated Mr. McDowell’s performance during 2004 based on the factors discussed above. Based on these factors and Mr. McDowell’s individual performance, he received 62% of his targeted annual cash incentive. Mr. McDowell retired from the Company and the Board on January 1, 2005. In accordance with the terms of his transition agreement, Mr. McDowell received: (1) a cash payment of approximately $1,600,000 that represents salary and bonus through 2006, using the average of his last three years’ bonus amounts; (2) $450,000 in cash to replace options and shares that Mr. McDowell would have been granted in February 2005; and (3) vesting of certain options, bonus arrangements, and performance shares as if he had been employed through January 2007 and retired at that time.

The Committee also evaluated Ms. Moore’s performance, who became BRE’s President and Chief Executive Officer on January 1, 2005. Based on the factors discussed above and Ms. Moore’s individual performance, she received 64% of her targeted annual cash incentive together with the up front grant of restricted stock on February 14, 2005, described in the Performance Share Grants section above. Based on the Committee’s review of peer compensation and Ms. Moore’s promotion to CEO, the Committee raised Ms. Moore’s salary by 23%, to $400,000.

Directors’ Compensation

Board members currently receive under the Non-Employee Director Plan, as amended, annual compensation comprised of $30,000 cash, $35,000 of restricted stock, and $35,000 of SARs based on the Black-Scholes option pricing model. No additional compensation is paid for meeting attendance and committee service. Committee Chairmen are eligible for an additional $10,000 of consideration, and the Chairman or Lead Director is eligible for up to an additional $50,000 of consideration, the exact amount to be determined annually by the Committee based on the current expectations of the position. In 2004, the Committee determined the Chairman’s additional compensation to be $25,000. The additional consideration paid to the Committee Chairmen and the Chairman have the same proportional components as the base Directors’ compensation (30% cash, 35% restricted stock, and 35% SARs). No adjustment was recommended to this plan for 2005, other than lengthening the vesting period for options/ SARS and restricted stock to three years.

Management Succession

An integral part of the Committee and the Board’s responsibility is the thoughtful and timely execution of an executive succession plan that serves the needs of the shareholders, our associates and our customers. The search for Mr. McDowell’s successor was initiated in 2002 when Ms. Moore was recruited to the position of Executive Vice President and Chief Operating Officer. In November 2003, the Committee, with the approval of the Board, implemented a phased one-year executive succession plan which culminated at the end of 2004 with the retirement of Mr. McDowell, BRE’s President and Chief Executive Officer, from the role of Vice Chairman and CEO. On January 1, 2004, Mr. McDowell assumed the role of Vice Chairman and CEO, and Ms. Moore became BRE’s President and Chief Operating Officer, assuming day-to-day operating responsibility for the

Company. Ms. Moore was named President and CEO on January 1, 2005. In December 2004, the Board determined that the transition between Mr. McDowell and Ms. Moore had been successfully completed. Accordingly, future service by Mr. McDowell as an Executive Consultant is no longer deemed necessary.

Director Terms

In light of the value that corporate governance advocates are placing on the annual election of Directors, in 2004 the Board proposed, and our shareholders approved, an amendment to our Articles of Incorporation such that the term of Directors elected in 2004 and thereafter will be one year. Additionally, the Committee established, with Board approval, a policy that each Director may serve for a maximum of 12 years. Service will be based on the total years of active service on the BRE Board, and will not include service on prior boards of companies acquired by BRE, or leaves of absence from BRE Board duty. The Board may, at its discretion, make exceptions to this requirement of no more than one year in duration if necessary to accomplish a smooth transition of new independent Directors onto the Board. Although the Board has recommended the annual election of directors, it continues to place a high value on the continuity of Board service given the long-term nature of real estate investment and development. The Company’s Bylaws provide that no person shall be eligible for election, re-election or appointment as a Director after having obtained age 70.

Other Committee Activities

Other important activities of the Committee in 2004 included: (1) confirming that all Audit Committee members continue to be financially literate; (2) determining that all non-management directors were “independent”; (3) evaluating the Committee’s performance; and (4) performing an evaluation of the Board’s performance with the assistance of an outside consultant, the results of which prompted changes that should enhance company performance.

The members of the Compensation/ Nominating/ Governance Committee give the foregoing report, namely:

William E. Borsari, Co-Chairman

Robert A. Fiddaman, Co-Chairman

L. Michael Foley

Edward E. Mace

John McMahan

Gregory M. Simon

COMPARATIVE STOCK PERFORMANCE

The line graph below compares the cumulative total shareholder return on BRE Common Stock for the last five years with the cumulative total return on the S&P 500 Index and the NAREIT Equity REIT Total Return Index over the same period. This comparison assumes that the value of the investment in the Common Stock and in each index was $100 on December 31, 1999 and that all dividends were reinvested (1).

	Period Ending
Index	12/31/99	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04
BRE Properties, Inc.	100.00	148.32	154.10	165.19	187.85	239.19
S&P 500	100.00	91.20	80.42	62.64	80.62	89.47
NAREIT All Equity REIT Index	100.00	126.37	143.97	149.47	204.98	269.70

(1)	Common Stock performance data is provided by SNL Securities and is calculated using the ex-dividend date. The S&P Index and NAREIT Equity REIT Total Return Index data are provided by NAREIT, which calculate reinvestment results using the dividend payable date. The NAREIT Equity REIT Total Return Index data includes 193 companies with aggregate equity capitalization (excluding operating company units) of approximately $308 billion.
(2)	Indicates appreciation of $100 invested on December 31, 1999 in BRE Common Stock, S&P 500, and NAREIT Equity REIT Total Return Index securities, assuming reinvestment of dividends discussed above.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees BRE’s financial reporting process on behalf of the Board. Management has primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with the independent auditors, Ernst & Young LLP, who are responsible for: (a) expressing an opinion on the conformity of the audited financial statements with generally accepted accounting principles; (b) expressing an opinion on the Company’s internal control over financial reporting and management’s assessment thereof; (c) discussing their judgments as to the quality, not just the acceptability, of BRE’s accounting principles; and (d) such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. In addition, the Audit Committee has discussed with the independent auditors the auditors’ independence from management and BRE including the matters in the written disclosures required by the Independence Standards Board and has considered the compatibility of nonaudit services with the auditors’ independence. The Audit Committee has discussed with independent auditors the matters required to be discussed by Statement of Auditing Standards No. 61. The Audit Committee has received the written disclosures and the letter from the independent accountants required by the Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees.

The Audit Committee discussed with BRE’s internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of BRE’s internal controls, and the overall quality of our financial reporting. The Audit Committee met formally nine times during 2004.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2004 for filing with the Securities and Exchange Commission. The Audit Committee recommended and the Board has approved the selection of Ernst & Young LLP as BRE’s independent auditors to audit the financial statements of BRE for the year ended December 31, 2005, subject to shareholder approval of Proxy Item No. 3.

Fees of Ernst & Young LLP

During 2004 and 2003, fees incurred by BRE to Ernst & Young LLP totaled $1,308,532 and $907,412, respectively. Fees for all services performed subsequent to May 2003 were pre-approved by the Audit Committee. All audit-related, tax and other service fees were pre-approved by the Audit Committee. The Audit Committee considered and concluded that the provision of limited services, other than audit related in nature, by Ernst & Young LLP was compatible with and did not prejudice the maintenance of the principal auditors’ independence, in compliance with the provisions of the Sarbanes-Oxley Act of 2002 and related rules.

Audit Fees

The aggregate fees billed for the integrated audit of BRE’s annual financial statements and internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002, review of quarterly financial statements and SEC filings totaled $881,150 in 2004 and $447,229 in 2003. The Company anticipates that there may be additional fees billed by Ernst & Young LLP for audit work performed during the first quarter of 2005, related to the fiscal year 2004 audit and Section 404 services. The amount of the additional fees may range from $100,000 to $500,000.

Audit-Related Fees

During 2004, BRE incurred audit-related fees aggregating $53,300, relating to audits and reviews of the Company’s joint ventures and other audit-related consultations. During 2003, BRE incurred audit-related fees aggregating $50,491, relating to audits and reviews of the Company’s joint ventures, and other audit-related consultations.

Tax Fees

Tax fees totaled $283,032 in 2004, and related to tax return preparation, REIT compliance, cost segregation analysis and other tax consultations. During 2003, tax fees totaled $289,211, and related to tax return preparation, REIT compliance, cost segregation analysis and other tax consultations.

All Other Services

Fees for Other Services totaled $91,050 and $120,480 in 2004 and 2003, respectively, and related to reviews of development and construction projects.

The responsibilities of the Audit Committee are more specifically contained in the Charter and Powers of the Audit Committee of the Board of Directors of BRE Properties, Inc., which was originally approved by the full Board of Directors on October 25, 1999, and was approved as amended March 2, 2001, and March 27, 2003. The Amended and Restated Audit Committee Charter is available on our website at www.breproperties.com.

The	Members of the Audit Committee give the foregoing report, namely:

Roger P. Kuppinger, Chairman

L. Michael Foley

John McMahan

Matthew T. Medeiros

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information as of December 31, 2004, for all of our equity compensation plans, including our Amended and Restated 1992 Employee Stock Plan, our 1999 Stock Incentive Plan and our Second Amended and Restated Non-Employee Director Stock Option and Restricted Stock Plan:

Equity Compensation Plan Information

	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights ($)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans Excluding Securities Reflected in Column
Plan Category	(a)	(b)	(c)
Equity compensation plans approved by security holders	3,503,225	$29.50	662,165
Equity compensation plans not approved by security holders	—	—	—
Total	3,503,225	$29.50	662,165

AMENDMENT OF ARTICLES OF INCORPORATION

(Proxy Item No. 2)

At the Annual Meeting, shareholders will be asked to approve an amendment to the Company’s Articles of Incorporation to increase the number of shares of preferred stock which we have authority to issue from ten million (10,000,000) shares to twenty million (20,000,000) shares. A copy of the proposed Articles of Amendment is attached as Annex A to this proxy statement.

On December 8, 2004, the Company filed Articles Supplementary to its Articles of Incorporation to designate its remaining 3,000,000 shares of authorized but unissued preferred stock as 6.75% Series D Cumulative Redeemable Preferred Stock in connection with a financing transaction which closed on December 9, 2004. Therefore, as of December 9, 2004, all ten million (10,000,000) shares of the Company’s currently authorized preferred stock were designated, issued and outstanding, leaving no shares of authorized preferred stock currently available to issue.

The Board believes that having no authorized shares of preferred stock currently available for future designation and issuance is insufficient to enable the Company to respond to potential financing opportunities. In order to maintain its status as a real estate investment trust, or REIT, for federal income tax purposes, the Company is required to distribute 90% of its REIT taxable income (excluding capital gains). Accordingly, our ability to grow depends on our ability to access external sources of capital at attractive rates. The increase in the number of authorized shares of preferred stock is recommended by the Board in order to provide the maximum flexibility in raising capital.

In addition to the corporate purposes discussed above, the proposed increase in the number of authorized preferred shares, under certain circumstances, may have an anti-takeover effect, although this is not the present intent of the Board. For example, it may be possible for the Board to delay or impede a takeover or transfer of control of the Company by causing such additional authorized shares to be issued to holders who might side with the Board in opposing a takeover bid that the Board determines is not in the best interests of the Company or the Company’s shareholders. Also, by increasing the number of outstanding shares of preferred stock, the interest of the party attempting to gain control of the Company could be diluted. The increased number of shares of authorized preferred stock, therefore, may have the effect of discouraging unsolicited takeover attempts. However, the Board is not aware of any attempt to take control of the Company, and the Board did not propose the increase in authorized preferred shares with the intent that it be utilized as a type of anti-takeover device.

The shares of preferred stock to be authorized pursuant to this proposal may be issued from time to time in one or more series, and the Board is authorized to fix the dividend rights, dividend rates, any conversion or exchange rights, any voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, the liquidation preferences and any other terms, rights, preferences, privileges and restrictions of any new series of preferred stock and the number of shares constituting such series and the designation thereof. The authority of the Board to determine the precise terms of each series of preferred stock would give it the flexibility to tailor each series to meet the particular requirements of the persons to whom the shares of such series are to be issued. Funds available for dividends on the common stock would be reduced by the amount of any dividends paid or accrued on the preferred stock.

The Company reserves the right to seek further increases in the number of authorized shares of preferred stock from time to time in the future as considered appropriate by the Board. The increased number of authorized shares of preferred stock will provide the Board with the ability, subject to the terms of any series of preferred stock outstanding at the time, to issue additional shares of preferred stock without a further vote of the shareholders of the Company, except as provided under the rules of any national securities exchange on which shares of stock of the Company are then listed. The issuance of shares other than on a pro-rata basis to all current shareholders would reduce current shareholders’ proportionate interests.

The affirmative vote of the holders of a majority of the outstanding shares of capital stock entitled to vote on the matter is required to approve the proposed amendment. If the proposed amendment is adopted by the shareholders, it will become effective upon the filing and recording of Articles of Amendment as required by Maryland corporate law. The Board unanimously recommends a vote FOR this proposal.

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

(Proxy Item No. 3)

Subject to ratification by the shareholders, the Audit Committee has reappointed Ernst & Young LLP as independent auditors to audit the financial statements of BRE for the year ended December 31, 2005. Fees for the last integrated annual audit (financial statements and Section 404 of the Sarbanes-Oxley Act of 2002), quarterly reviews and SEC filings were $881,150 and all other fees were $336,332.

Representatives of Ernst & Young LLP will be present at the Annual Meeting, with the opportunity to make a statement, if desired, and will be available to respond to appropriate questions. The affirmative vote of a majority of the votes cast on the matter at the Annual Meeting, in person or by proxy, if a quorum is present, is sufficient to ratify such selection. The Board unanimously recommends a vote FOR this proposal.

SHAREHOLDER PROPOSALS

Any shareholder who wishes to submit a proposal for presentation at the next Annual Meeting must submit the proposal to BRE Properties, Inc., 44 Montgomery Street, 36th Floor, San Francisco, CA 94104-4809, Attention: Secretary. Such proposal must be received not later than November 25, 2005 for inclusion in BRE’s proxy statement and form of proxy relating to next year’s Annual Meeting and provided that the proposals are in compliance with applicable laws and regulations.

Shareholder proposals to be presented at the 2006 Annual Meeting outside the process of Rule 14a-8 of the Securities and Exchange Commission’s Proxy Rules must be received by BRE on or before February 22, 2006, or such notice will be considered untimely under Rule 14a-4(c)(1) of the Commission’s Proxy Rules.

OTHER MATTERS

A description of the business experience of the other executive officers of BRE is contained in our Annual Report on Form 10-K for the year ended December 31, 2005, filed with the Securities and Exchange Commission. To view the report free of charge, please go to our website at www.breproperties.com.

It is not expected that any matters other than those described in this Proxy Statement will be brought before the Annual Meeting.

By Order of the Board of Directors

March 25, 2005

UPON WRITTEN REQUEST OF ANY SHAREHOLDER ENTITLED TO RECEIVE THIS PROXY STATEMENT, BRE WILL PROVIDE, WITHOUT CHARGE, A COPY OF ITS ANNUAL REPORT ON FORM 10-K AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. ANY SUCH REQUEST SHOULD BE ADDRESSED TO THE COMPANY AT 44 MONTGOMERY STREET, 36th FLOOR, SAN FRANCISCO, CA 94104-4809, ATTENTION: INVESTOR RELATIONS DEPARTMENT. THIS REQUEST MUST INCLUDE A REPRESENTATION BY THE SHAREHOLDER THAT AS OF MARCH 15, 2005, THE SHAREHOLDER WAS ENTITLED TO VOTE AT THE ANNUAL MEETING.

ANNEX A

ARTICLES OF AMENDMENT OF BRE PROPERTIES, INC.

BRE PROPERTIES, INC., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “Department”) that:

FIRST:    The Charter of the Corporation (the “Charter”) is hereby amended by deleting existing Section (a) of Article IV in its entirety and substituting in lieu thereof a new Section (a) to read as follows:

“(a) Capital Stock.    The aggregate number of shares of all classes of stock that the Corporation shall have authority to issue is one hundred twenty million (120,000,000) consisting of one hundred million (100,000,000) shares of common stock, par value $0.01 per share (“Common Stock”), and twenty million (20,000,000) shares of preferred stock, par value $0.01 per share (“Preferred Stock”). The aggregate par value of all authorized shares having a par value is $1,200,000.”

SECOND:    The amendment to the Charter as set forth above has been duly advised by the Board of Directors of the Corporation and approved by the stockholders of the Corporation as required by law.

THIRD:    The total number of shares of stock of all classes which the Corporation had authority to issue immediately prior to this amendment was 110,000,000 shares, consisting of 100,000,000 shares of Common Stock, par value $0.01 per share, and 10,000,000 shares of Preferred Stock, par value $0.01 per share, of which (i) 3,000,000 shares were designated as 8.08% Series B Cumulative Redeemable Preferred Stock, par value $0.01 per share, (ii) 4,000,000 shares were designated as 6.75% Series C Cumulative Redeemable Preferred Stock, par value $0.01 per share, and (iii) 3,000,000 shares were designated as 6.75% Series D Cumulative Redeemable Preferred Stock, par value $0.01 per share. The aggregate par value of all authorized shares of stock having par value was $1,100,000.

FOURTH:    The total number of shares of stock of all classes which the Corporation has authority to issue pursuant to the foregoing amendment is 120,000,000 shares, consisting of 100,000,000 shares of Common Stock, par value $0.01 per share, and 20,000,000 shares of Preferred Stock, par value $0.01 per share, of which (i) 3,000,000 shares have been designated as 8.08% Series B Cumulative Redeemable Preferred Stock, par value $0.01 per share, (ii) 4,000,000 shares have been designated as 6.75% Series C Cumulative Redeemable Preferred Stock, par value $0.01 per share, (iii) 3,000,000 shares have been designated as 6.75% Series D Cumulative Redeemable Preferred Stock, par value $0.01 per share, and (iv) 10,000,000 shares are shares of Preferred Stock without further designation. The aggregate par value of all authorized shares of stock having par value is $1,200,000.

FIFTH:    The information required by Section 2-607(b)(2)(i) of the Maryland General Corporation Law was not changed by the amendment.

SIXTH:    The undersigned President and Chief Executive Officer of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned President and Chief Executive Officer acknowledges that to the best of her knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its President and Chief Executive Officer and attested to on its behalf by its Secretary on this      day of                     , 2005.

ATTEST:		BRE PROPERTIES, INC.

		By:		(SEAL)
Name:	Edward F. Lange, Jr.	Name:	Constance B. Moore
Title:	Secretary	Title:	President and Chief Executive Officer

PROXY CARD

BRE PROPERTIES, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Constance B. Moore and Edward F. Lange, Jr., or either of them, as proxies, with full power of substitution, to vote as directed all shares of common stock of BRE Properties, Inc. that the undersigned is entitled to vote at the Annual Meeting of Shareholders of BRE Properties, Inc. to be held at the Pan Pacific Hotel, 500 Post Street, San Francisco, California at 10:00 a.m., Pacific Daylight Time, on May 19, 2005, and at any adjournment or postponement thereof. The shares entitled to be voted by me (us) will be voted as instructed below and on the other side of this card. By signing this Proxy, the undersigned also authorizes each designated proxy to vote at his/her discretion on any other matter that may properly come before the Annual Meeting or any adjournment or postponement thereof. If this card contains no specific voting instructions, my (our) shares will be voted FOR the election of all nominees for Director, FOR Item 2 and FOR Item 3, and in the discretion of each designated proxy on any other matter that may properly come before the Annual Meeting or any adjournment or postponement thereof.

(Continued, and to be marked, signed and dated on the reverse side).

Address Change/Comments (Mark the corresponding box on the reverse side)

é  FOLD AND DETACH HERE  é

Please Mark Here for Address Change or Comments SEE REVERSE SIDE	☐

(continued from other side)

1. Election of Directors	FOR	WITHHELD FOR ALL	2.	Approval of amending the Company’s current Articles of Incorporation to increase the total number of authorized shares of preferred stock from 10,000,000 shares to 20,000,000 shares.	FOR	AGAINST	ABSTAIN
Nominees: 01 Robert A. Fiddaman, 02 L. Michael Foley, 03 Roger P. Kuppinger, 04 Matthew T. Medeiros, 05 Constance B. Moore, 06 Jeanne R. Myerson, and 07 Gregory M. Simon	☐	☐			☐	☐	☐

Withheld for the nominees you list below: (Write that nominee’s name in the space provided below.)

					FOR	AGAINST	ABSTAIN
			3.	Ratification of selection of Ernst & Young LLP as Independent Auditors for the year ending December 31, 2005.	☐	☐	☐

The undersigned by executing below acknowledges receipt of the Notice of Annual Meeting of Shareholders and of the accompanying Proxy Statement and reverses any proxy heretofore given with respect to such meeting.	Consenting to receive all future annual meeting materials and shareholder
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materials, statements, tax documents and other important shareholder correspondence.

				.	If you plan to attend the Annual Meeting, please mark the WILL ATTEND box		WILL ATTEND ☐

Votes MUST be indicated in Black or Blue Ink.

Sign, Date and Return this Proxy Card Promptly Using the Enclosed Envelope.

Signature	Signature	Date	, 2005

Please sign exactly as name appears on this proxy. When signing as attorney, executor, administrator, trustee, custodian, guardian or corporate officer, give full title. If more than one trustee, all should sign.

é    FOLD AND DETACH HERE    é

Vote by Internet or Telephone or Mail

24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet		Telephone		Mail
http://www.eproxy.com/bre		1-800-435-6710

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR	Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,

you do NOT need to mail back your proxy card.

You can view the Annual Report and Proxy Statement

on the Internet at www.breproperties.com